Exhibit 99.1

www.hearstargyle.com

NEWS

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR
SECOND QUARTER ENDED JUNE 30, 2007

NEW YORK, N.Y., July 26, 2007—Hearst-Argyle Television, Inc. (NYSE: HTV) today announced second quarter 2007 net income of  $17 million and earnings per diluted share of $0.18 compared to $25 million and $0.27, respectively, in second quarter 2006.

Results for the Quarter Ended June 30, 2007 vs. June 30, 2006

For the quarter ended June 30, 2007, total revenue of $193.0 million was essentially flat compared to the quarter ended June 30, 2006, and up 2.4% compared to the quarter ended June 30, 2005.  A 3% decline in net advertising revenues was offset by a 48% increase in net digital media revenues, and a 35% increase in retransmission consent fees.  The Company also benefited from a modest increase in network compensation for the quarter.

Net advertising revenues were impacted by an expected decline in political ad spending, consistent with normal cyclical patterns.  Net political revenue of $4.9 million compared to $12.9 million and $2.3 million in second quarter 2006 and 2005 respectively.  Automotive, the Company’s largest advertising category, reflected continued weakness, declining 13% versus second quarter 2006.  Increased spending in telecommunications, attractions, pharmaceuticals, and movies outweighed declines in furniture/housewares, financial services and fast foods.  The Company also benefited from the added revenue of WCKF-TV, Orlando, which was acquired in third quarter 2006.

The Company’s owned ABC stations achieved revenue growth of 2% in the quarter, with similar growth achieved by the company’s two CBS affiliates.  Conversely, the Company’s NBC stations experienced revenue declines of approximately 10%, reflecting NBC’s weak prime-time ratings during the 2006/2007 television season. In addition, the Company’s CW and My Network affiliates experienced declines of approximately 20% on a combined basis.

 Commenting on the announcement, David Barrett, President and Chief Executive Officer said, “2007 is generally unfolding as we’ve expected.  The challenge of replacing record levels of political revenue is, of course, daunting, as is the ongoing weakness in the automotive sector, but there are many positive indicators that our company is effectively competing for audience, revenue and profitability in our diverse markets.   May 2007 Nielsen ratings again reflect excellence and dominance for many of our stations—in news, prime and syndicated dayparts.  Notwithstanding the competitive ebb and flow of network prime-time ratings, all 18 Hearst-Argyle stations that receive metered market data from Nielsen over-indexed their respective networks’ prime-time ratings in May for ABC, NBC, CBS, CW and MN.  Web traffic continues to grow at our station sites, and our strategy of serving our local viewers on-air, on-line and on-demand is on target.

“We are noting some stabilization and improvement in broad-based sales activity,” Barrett added, “and we expect that several of our markets will benefit from meaningful political spending in third quarter and fourth quarter.

“Our stations are wonderfully positioned, strategically and competitively, to capitalize on the opportunities that await us in 2008, including more buoyant ad markets, burgeoning digital media initiatives, and future retransmission consent agreements, all of which are leveraged against the local content and local leadership that is our stock in trade.”

Digital Media Update

The Company continued to develop digital media initiatives consistent with a goal to distribute local news content on three screens—the television, the personal computer and the mobile phone. For the quarter ended June 30, 2007, digital revenue increased 48% to $5.0 million on double-digit gains in monthly unique visitors, visits and page views compared to second quarter 2006.  Also during the quarter, HTV stations streamed 14.3 million videos, a 38% increase compared to the same period last year. HTV stations are now operating mobile services in 12 markets enabling consumers to stay connected to unique local news coverage on their mobile phones.  During the month of June, 74,000 mobile visitors generated 419,000 page views on HTV mobile websites.

HTV Digital (source : Webtrends)	3 mos 6/30/07	3 mos 6/30/06	Volume Increase	Percentage Increase
Average Monthly Uniques	9,786,444	8,505,790	1,280,654	15.1%
Quarterly Visits	80,302,404	67,660,512	12,641,892	18.7%
Quarterly Pageviews	407,296,474	330,377,913	76,918,561	23.3%

Quarterly Video Visits	7,673,439	5,442,175	2,231,264	41.0%
Quarterly Video Streams	14,285,021	10,367,437	3,917,584	37.8%

Also during the quarter, the Company launched an impactful content and advertising sharing partnership with Google’s YouTube, creating partner channels in Boston, Manchester, Sacramento, Pittsburgh and Baltimore.  In less than two months, more than 1.9 million video views were generated on our five partner sites alone.  Additional YouTube launches are planned for third and fourth quarter.

One of the Company’s strategic investments, Internet Broadcasting (IB), has entered an exciting growth phase with the addition of a new media partner and the recruitment of a new CEO. During the quarter, CNN made a strategic partnership and investment in IB, combining the forces of IB and CNN.com to create the leading online news alliance. In June, the first month after the partnership became effective, IB page views increased an impressive 30% fueled in part by the integration of IB headline links on CNN.com as part of the partnership.  David Lebow, IB’s new chief executive officer, joined the company in early July. Formerly with AOL Media Networks, he brings extensive internet sales and operating experience.

Capitalizing on the television industry’s conversion to digital, 16 HTV stations have launched new weather multicast channels delivering local weather information 24 hours a day over our digital spectrum. The Company continues to evaluate additional digital spectrum business opportunities.

2007 Outlook

Harry Hawks, Executive Vice President and Chief Financial Officer stated, “We began the year with the expectation that we would generate total revenue in the range of $754 million to $778 million, as communicated in our 2007 outlook provided on February 23rd.  The softness in automotive spending, particularly by General Motors, persisted during second quarter but appears to be firming for the second half. Although presidential candidates have raised record campaign funds, we are not able to accurately predict the impact on our 2007 revenue. As a result, we now expect full year revenue in the lower half of the revenue range provided in our original outlook.”

Liquidity and Capital Resources

“The Company’s financial position is strong and our station group generates healthy cash flow to support investment in our core television business and digital initiatives, as well as to return cash flow to shareholders in the form of dividends on our common stock and convertible preferred securities,” Hawks added.  “In addition, we are encouraged by the positive signs for 2008.”

“As of June 30, 2007, the Company had $40 million of cash on hand and has $400 million available under its $500 million credit facility.   With the combination of cash on hand, significant free cash flow from operations and our credit facility, we will repay or refinance a scheduled $90 million principal payment and the maturity of $125 million of 7% senior notes due during the fourth quarter.”

The tables below provide additional revenue and expense information.  The revenue table is unchanged from the original outlook provided on February 23rd. The expense table is largely unchanged from the original outlook except for minor reductions in SB&O expenses and in the tax rate, and a minor increase in equity in loss of affiliates.

2007 Revenue Outlook  (GAAP)

($’s in millions)	2005 Actual	2006 Actual	2007 Outlook Range
Net local, national and political ad revenue	$642.2	$702.3	$667.0	$685.0
Net digital media revenue	0.3	15.5	21.0	24.0
Retransmission consent revenue	6.8	17.9	18.0	20.0
Network compensation	19.1	9.8	9.0	9.0
Other	38.5	39.9	39.0	40.0
Total Net Revenue	$706.9	$785.4	$754.0	$778.0

2007 Expense and Expenditures Outlook (GAAP)

($’s in millions)	Actual 2006	Outlook 2007
Salaries, Benefits and Other Operating Expenses (SB&O) SB&O, excluding digital media and stock-based compensation expenses	$383.7	$391.8
Digital media expense	10.1	15.4
Stock-based compensation expense	3.8	4.0
Total Salaries, Benefits and Other Operating Expenses	$397.6	$411.2

Amortization of Program Rights	68.6	75.7

Program Payments	67.8	73.9

Depreciation & Amortization	59.2	56.9

Corporate G&A
Corporate G&A, excluding stock-based compensation expense	27.6	29.2
Stock-based compensation expense	3.7	4.0
Total Corporate G&A	$31.3	$33.2

Interest Expense, net	59.9	60.8

Interest Expense, net—Capital Trust	9.8	9.8

Equity in (Income) loss of Affiliates, net of tax	(0.5)	$1.4

Effective Tax Rate	37.3%	37.4%

Salaries, Benefits and Other Operating Expense: For second-quarter 2007, SB&O expense increased $4.5 million or 5% in support of the Company’s growth objectives. The increase is due mainly to the acquisition of WKCF-TV, which created a duopoly in Orlando, and the growth of our digital operations. Excluding WKCF-TV and digital, SB&O expense was flat. For the full year, SB&O expense is expected to be $411.2 million, down from our original guidance of $413.6 million due to cost control measures.

Amortization of Program Rights: For second-quarter 2007, amortization of program rights increased $3.5 million to $19.4 million due mainly to the addition of WKCF-TV and, to a lesser extent, the write-down of one off-network syndicated program contract.  For 2007, amortization of program rights is expected to be approximately $75.7 million.

Program Payments: Program payments increased $2.5 million to $17.9 million for the second quarter of 2007 due almost entirely to the addition of WKCF-TV. For the full year, program payments are expected to be $73.9 million. Excluding WCKF, program payments would be flat in 2007 compared to 2006.

Depreciation and amortization: Depreciation and amortization expense declined $1.9 million to $14.2 million for the second quarter of 2007 due to the depreciation in full of certain fixed assets, including leasehold improvements at our former corporate headquarters, partially offset by additional depreciation from WKCF-TV. For 2007, depreciation and amortization is expected to be $56.9 million.

Corporate, general and administrative expense: Corporate and administrative expense increased $1.3 million to $8.9 million for the second quarter of 2007 due to an increase in employee costs, a portion of which is related to our investment in digital media, employee recruitment and relocation costs and an increase in professional service fees.  In 2007, corporate and administrative expense is expected to be approximately $33.2 million, consistent with prior guidance. Full year corporate and administrative expense includes approximately $4.0 million of stock-based compensation expense.

Equity in loss (income) of affiliates, net of tax: Equity in loss of affiliates, net of tax, was $752,000 for the second quarter of 2007, down $891,000 from income of $139,000 in the prior period. Our share of income in IB was offset by our share of losses in Ripe Digital Entertainment. For 2007, the Company projects an equity loss of $1.4 million compared to prior guidance of a $1.0 million loss. Our equity affiliates, including one start-up company, are entrepreneurial digital media companies with dynamic business plans subject to fluctuation.

Effective tax rate: For second quarter of 2007, the effective tax rate was 41.3% compared to 33.8% in second-quarter 2006. The second quarter 2007 tax provision reflects the adoption of FIN 48, Accounting for Uncertain Tax Positions, effective as of January 1, 2007. Going forward, the tax provision could vary significantly from quarter to quarter as we adjust tax positions when events occur, consistent with FIN 48. The effective tax rate for the full year 2007 is expected to be 37.4%.

Capital Expenditures:  For the full year, we expect to invest $60 million in property plant and equipment with $29 million invested year to date.  Investments include the transition to high definition news production in select markets, enhancement of our information technology infrastructure, renovation of outdated buildings and support of our digital initiatives.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 ABC-affiliated stations, and manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group. The Company also owns 10 NBC affiliates, and is the second-largest NBC affiliate owner, and owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 Websites and currently multicasts 16 digital weather channels.  Hearst Corporation owns approximately 73% of Hearst-Argyle’s total outstanding common stock.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook. Hearst-Argyle’s corporate Web address is www. hearstargyle.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Our ability to service and refinance our outstanding debt;

•                  Changes in advertising trends and our advertisers’ financial condition; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST-ARGYLE TELEVISION INC.
Condensed Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007(1)	2006(1)	2005(1)	2007(1)	2006(1)	2005(1)
	(In thousands, except per share data)			(In thousands, except per share data)

Total revenue(2)	$193,019	$193,964	$188,453	$362,402	$367,981	$350,732

Station operating expenses:
Salaries, benefits and other operating costs	102,168	97,654	90,659	203,242	194,441	179,283
Amortization of program rights	19,422	15,951	15,160	38,650	31,283	30,493
Depreciation and amortization	14,185	16,080	13,294	29,181	31,468	26,432
Corporate, general and administrative expenses	8,887	7,626	5,640	16,668	14,899	11,556
Operating income	48,357	56,653	63,700	74,661	95,890	102,968

Interest expense	16,028	16,050	16,472	31,917	32,512	32,665
Interest income	(407)	(1,943)	(710)	(752)	(3,244)	(1,202)
Interest expense, net—Capital Trust	2,438	2,438	2,438	4,875	4,875	4,875
Other expense	—	2,501	—	—	2,501	—

Income before income taxes	30,298	37,607	45,500	38,621	59,246	66,630

Income tax expense	12,525	12,729	(19,681)	16,517	21,277	(11,441)
Equity in loss (income) of affiliates, net of tax(3)	752	(139)	(433)	831	(65)	(620)
Net income	17,021	25,017	65,614	21,273	38,034	78,691

Less preferred stock dividends	—	—	—	—	—	2
Income applicable to common stockholders	$17,021	$25,017	$65,614	$21,273	$38,034	$78,689

Income per common share-basic	$0.18	$0.27	$0.71	$0.23	$0.41	$0.85
Number of common shares used in the calculation	93,547	92,733	92,810	93,366	92,694	92,830

Income per common share-diluted	$0.18	$0.27	$0.68	$0.23	$0.41	$0.83
Number of common shares used in the calculation(4)	94,508	93,197	98,334	94,306	93,185	98,391

Dividends per common share declared	$0.07	$0.07	$0.07	$0.14	$0.14	$0.14

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$165,274	$161,866	$169,718	$311,892	$314,805	$315,297
Net digital media revenue	5,012	3,377	85	9,036	6,550	92
Net political revenue	4,867	12,917	2,343	6,402	15,061	3,054
Network compensation	2,625	2,253	4,872	5,114	4,258	9,814
Retransmission consent revenue	5,422	4,020	1,568	10,587	8,629	2,619
Other revenue	9,819	9,531	9,867	19,371	18,678	19,856

Supplemental Non-GAAP Data(*) :
Adjusted EBITDA	$62,542	$72,733	$76,994	$103,842	$127,358	$129,400
Free cash flow	$9,309	$37,770	$11,395	$20,853	$68,230	$38,076

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

HEARST-ARGYLE TELEVISION INC.
Condensed Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$39,813	$18,610
Accounts receivable, net	157,589	161,783
Program and barter rights	25,076	67,949
Deferred income tax asset	4,672	4,672
Other	7,394	5,671
Total current assets	234,544	258,685
Property, plant and equipment, net	298,704	295,094
Intangible assets, net	2,516,505	2,520,040
Goodwill	816,728	816,724
Other assets:
Deferred financing costs, net	8,752	9,648
Investments	$41,866	40,454
Program and barter rights, noncurrent	10,271	15,227
Other assets	1,642	2,216
Total other assets	62,531	67,545
Total assets	$3,929,012	$3,958,088

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$90,036	$90,048
Accounts payable	14,658	18,208
Accrued liabilities	47,603	66,515
Program and barter rights payable	24,024	65,473
Payable to Hearst Corporation, net	7,360	7,317
Other	3,031	2,693
Total current liabilities	186,712	250,254

Program and barter rights payable, noncurrent	17,846	22,411
Long-term debt	777,110	777,122
Note payable to Capital Trust	134,021	134,021
Deferred income tax liability	826,227	838,229
Other liabilities	87,730	53,244
Total noncurrent liabilities	1,842,934	1,825,027
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—
Series A common stock	570	563
Series B common stock	413	413
Additional paid-in capital	1,329,260	1,309,578
Retained earnings	713,016	716,146
Accumulated other comprehensive loss, net	(33,109)	(33,109)
Treasury stock, at cost	(110,784)	(110,784)
Total stockholders’ equity	1,899,366	1,882,807
Total liabilities and stockholders’ equity	$3,929,012	$3,958,088

HEARST-ARGYLE TELEVISION INC.
Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2007	2006
	(In thousands)
Operating Activities
Net income	$21,273	$38,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,646	28,483
Amortization of intangible assets	3,535	2,985
Amortization of deferred financing costs	896	884
Amortization of program rights	38,650	31,283
Deferred income taxes	3,442	5,125
Equity in loss (income) of affiliates, net	831	(65)
Provision for doubtful accounts	617	(37)
Stock-based compensation expense	4,120	3,905
Investment write down	—	2,501
(Gain) or loss on disposition of assets	(4)	(609)
Program payments	(36,284)	(31,230)
Changes in operating assets and liabilities:
Decrease (increase) in Accounts receivable	2,786	3,654
Decrease (increase) in Other assets	(1,650)	4,485
(Decrease) increase in Accounts payable and accrued liabilities	(21,946)	(608)
(Decrease) increase in Other liabilities	7,705	39
Net cash provided by operating activities	$49,617	$88,829

Investing Activities
Purchases of property, plant and equipment, net	(28,764)	(20,599)
Cash proceeds from insurance recoveries	1,000	1,391
Investment in affiliates and other, net	(1,875)	(6,705)
Net cash used in investing activities	$(29,639)	$(25,913)

Financing Activities
Dividends paid on common stock	(13,069)	(12,971)
Series A Common Stock repurchases	—	(798)
Principal payments & repurchase of long term debt	(12)	(10,023)
Proceeds from employee stock purchase plan & stock option exercises	14,306	2,729
Net cash used in financing activities	$1,225	$(21,063)

Increase in cash and cash equivalents	21,203	41,853
Cash and cash equivalents at beginning of period	18,610	120,065
Cash and cash equivalents at end of period	$39,813	$161,918

Supplemental Cash Flow Information:
Cash paid during the period for:
Interest	$30,551	$31,935
Interest on Note payable to Capital Trust	$2,438	$4,875
Taxes, net of refunds	$23,537	$12,896
Non-cash investing and financing activities:
Accrued property, plant & equipment purchases	$747	$6,496

Notes to Consolidated Statements of Income

(1)  Results of operations for the three and six months ended June 30, 2007, 2006 and 2005 include (i) the results of our 25 television stations, which were owned for the entire period presented, and the management fees derived by the three television and two radio stations managed by us for the entire period presented; and (ii) the results of operations of WKCF-TV, after our acquisition of the station on August 31, 2006.

(2) Total revenue includes local & national, digital media and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Primarily represents the Company’s equity interests in the operating results of (i) Internet Broadcasting and (ii) Ripe Digital Entertainment and other investments.

(4)  For the three and six months ended June 30, 2007 and 2006, diluted shares do not include 5,128,205 common shares underlying the 7.5% Series B Redeemable Convertible Preferred Securities because to do so would have been antidilutive.  For the three and six months ended June 30, 2005, diluted shares include 5,128,205 common shares underlying the Series B Redeemable Convertible Preferred Securities. When the securities related to the Capital Trust are dilutive, the interest, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense; interest income, interest expense, net—Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations. Current year periods include stock based compensation expense.

•                  Interest expense, Interest income and Interest expense, net—Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income tax expense.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

HEARST-ARGYLE TELEVISION, INC.

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Equity in loss (income) of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other expense and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006	2005	2007	2006	2005
	(In thousands)			(In thousands)

Net income	$17,021	$25,017	$65,614	$21,273	$38,034	$78,691
Add: Income tax expense	12,525	12,729	(19,681)	16,517	21,277	(11,441)
Add: Equity in loss (income) of affiliates, net of tax	752	(139)	(433)	831	(65)	(620)
Add: Interest expense, net—Capital Trust	2,438	2,438	2,438	4,875	4,875	4,875
Add: Interest expense	16,028	16,050	16,472	31,917	32,512	32,665
Less: Interest income	(407)	(1,943)	(710)	(752)	(3,244)	(1,202)
Add: Other expense	—	2,501	—	—	2,501	—
Operating income	48,357	56,653	63,700	74,661	95,890	102,968
Add: Depreciation and amortization	14,185	16,080	13,294	29,181	31,468	26,432
Adjusted EBITDA	$62,542	$72,733	$76,994	$103,842	$127,358	$129,400

HEARST-ARGYLE TELEVISION, INC.

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006	2005	2007	2006	2005
	(In thousands)			(In thousands)

Net cash provided by operating activities	$28,101	$51,342	$19,889	$49,617	$88,829	$54,643
Less capital expenditures	18,792	13,572	8,494	28,764	20,599	16,567
Free cash flow	$9,309	$37,770	$11,395	$20,853	$68,230	$38,076

Contacts:

Harry Hawks
Executive Vice President & CFO
(212) 887-6823
hhawks@hearst.com

Ellen McClain
Vice President, Finance
(212) 887-6825
emcclain@hearst.com

Tom Campo
Investor Relations
(212) 887-6827
tcampo@hearst.com